Exhibit 5
                          (Exhibit 4.1)

                          FORM OF OPTION
                               FOR
                 NATIONAL SANITARY SUPPLY COMPANY


                                  Date

        In accordance with the 1995 Stock Incentive Plan (the
"Plan") of National Sanitary Supply Company (the
"Corporation"), you are hereby granted an option to purchase shares of the common stock, par value $1.00 per share, of the Corporation upon the following terms and conditions.

        (1) The purchase price shall be $_______ per share. Payment shall be made in cash or, subject to the next sentence, by delivery to the Corporation of shares of common stock of the Corporation which shall be valued at their Fair Market Value on the date of exercise, or in a combination of cash and such shares. Your right to pay the purchase price by delivery to the Corporation of shares of common stock of the Corporation is subject to the condition that such shares are then being publicly traded, such right may be temporarily or permanently revoked by the Board of Directors without any advance notice to you.

        (2)  Subject to the provisions of paragraphs (3) and
(6), this option is exercisable in whole or in part at any time and from time to time as follows:

       ____    shares on or after December 1, 1995

       ____    shares on or after December 1, 1996

       ____    shares on or after December 1, 1997

       ____    shares on or after December 1, 1998

         Once an installment becomes exercisable, it may be exercised at any time in whole or in part until the expiration or termination of this option.

         Neither this option nor any right hereunder may be assigned or transferred by you, except by (i) will or the laws of descent and distribution, (ii) pursuant to a qualified


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domestic relations order, or (iii) to certain family members, if permitted by Securities and Exchange Rule 16(b)(3). It may be exercised during your life only by you. Within fifteen (15) months after your death it may be exercised only by your estate or by a person who acquired the right to exercise the option by bequest or inheritance or by reason of your death. At the time of each exercise of this option, the person exercising the option shall, if requested by the Corporation, give assurances, satisfactory to counsel to the Corporation, concerning such matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.

         (3) This option, to the extent that it shall not have been exercised, shall terminate when you cease to be an employee of the Corporation or a Subsidiary, unless you cease to be an employee because of your resignation with the consent of the Incentive Committee or because of your death, incapacity or retirement under a retirement plan of the Corporation or a Subsidiary. If you cease to be an employee because of such resignation, this option shall terminate upon the expiration of three months after you cease to be an employee, except as provided in the next sentence. If you cease to be an employee because of your death, incapacity or retirement under a retirement plan of the Corporation or a Subsidiary, or if you cease to be an employee because of your resignation with the consent of the Incentive Committee and die during the three-month period referred to in the preceding sentence, this option shall terminate fifteen (15) months after you ceased to be an employee. Where this option is exercised more than three months after termination of employment, only those installments which shall have become exercisable prior to the expiration of three months after you ceased to be an employee may be exercised. A leave of absence for military or governmental service or for other purposes shall not, if approved by the Incentive Committee, be deemed a termination of employment under this paragraph, provided this option may not be exercised during any such leave of absence. This option shall in no event be exercisable after the expiration of eleven years from the date this option is granted.

         (4)  The number and class of shares or other
securities covered by this option and the price to be paid therefor shall be subject to adjustment as provided in Section
8 of the Plan.

         (5) This option may be exercised only by serving written notice on the Secretary or Treasurer of the Corporation. The Corporation shall deliver the shares to you against payment; provided, however, no shares shall be issued

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or transferred until all legal requirements applicable to the issuance or transfer of such shares, in the opinion of the counsel to the Corporation, have been complied with. Any Federal, state or local withholding taxes applicable to any compensation you may realize by reason of the exercise of the option or any subsequent disposition of the shares acquired on exercise shall, upon request, be remitted to the Corporation or the Subsidiary by which you are employed at the time of exercise or sale. You shall have the rights of a stockholder only as to stock actually delivered to you.

         (6) If you are or become an employee of a Subsidiary, the Corporation's obligations hereunder shall be contingent on the approval of the Plan and this option by the Subsidiary and the Subsidiary's agreement that (a) the Corporation may administer the Plan on its behalf, and (b) upon the exercise of the option, it will purchase from the Corporation the shares at their Fair Market Value on the date of exercise, and will transfer such shares to the optionee upon his or her payment of the purchase price to the Subsidiary. Such approval and agreement of the Subsidiary shall be indicated by its signature below.

    (7) This option is not an Incentive Stock Option under the provisions of Section 422A of the Internal Revenue
Code of 1954, as amended.

    (8)  The Plan is hereby incorporated by reference.
Each term which is defined in the Plan and used in this option shall have the same meaning in this option as it has in the Plan. This option is granted subject to the Plan and shall be construed to conform to the Plan.

                          Very truly yours,

                          NATIONAL SANITARY SUPPLY COMPANY

                   By:    _________________________________
                          President and
                          Chief Executive Officer

Receipt Acknowledged:

Employee

________________________

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